Exhibit 3.2

                                     BYLAWS
                                       OF
                                 JTH TAX, INC.

                                   ARTICLE I

                                  STOCKHOLDERS


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1.1      Meetings.

         1.1.1 Place. Meetings of the stockholders shall be held at such place as may be designated by the board of directors.

         1.1.2 Annual Meeting. An annual meeting of the stockholders for the election of directors and for other business shall be held on such date and at such time as may be fixed by the board of directors.

         1.1.3 Special Meetings. Special meetings of the stockholders may be called at any time by the president, or the board of directors, or the holders of a majority of the outstanding shares of stock of the Company entitled to vote at the meeting.

         1.1.4 Quorum. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of stock of the Company entitled to vote on a particular matter shall constitute a quorum for the purpose of considering such matter.

         1.1.5 Authorized Capital. The aggregate number of shares of stock which the Corporation shall have authority to issue is One Million (1,000,000) shares divided into two (2) classes consisting of (a) 100,000 shares of Preferred Stock, par value $1.00 per share ("Preferred Stock"), (b) 800,000 shares of Class A Common Stock, $1.00 par value and 100,000 shares of Class B Common Stock, par value $1.00.

                 1.1.5.1 At any time, and from time to time, the Preferred Stock of the Corporation may be divided into and issued in one or more classes of further classes of shares, or one or more series of shares, each of which classes or series shall be so designated as to distinguish the shares thereof from the shares of all other classes or series. All shares within any class of Preferred Stock shall be identical except as to the following relative rights and preferences, in respect of any or all of which there may be variations between different series of such class, namely, the rate of dividend, the right of redemption, and the price at which, and the terms and conditions on which, shares may be redeemed, the amounts payable upon shares in event of voluntary or involuntary liquidation, sinking fund provisions for the redemption or purchase of shares, the right of conversion, the terms and conditions on which shares may be converted in the event the shares of any class or series of stock are issued with the privilege of conversion, and the voting rights.

                  1.1.5.2 The Board of Directors of the Corporation is hereby expressly vested with the authority, by resolution, from time to time to divide the Preferred Stock of the corporation into one or more classes or series as aforesaid, to fix and determine the variable rights and preferences of any class or series so established.

         1.1.6 Initial Board of Directors. The number of directors which shall constitute the board of directors shall be no less than one, and no greater than nine. The name and address of the person who is to serve as the initial director is John T. Hewitt, 3742 Virginia Beach Boulevard, Virginia Beach, VA 23452.

         1.1.7  Class A Common Stock.

                  1.1.7.1 Election of Directors. So long as there are any shares of Class B common stock issued and outstanding, at all shareholders' meetings for the election of directors, the holders of Class A common stock, voting separately as a class, shall be entitled to elect a number of directors being one (1) less than the number of directors elected by Class B common stock.

                  1.1.7.2 Non-Cumulative Voting. Voting for directors by the holders of Class A common stock shall be on a non-cumulative basis.

                  1.1.7.3 Elimination of Designation. At such time as all Class B common stock shall have been converted to Class A common stock, no additional Class B common stock shall be issued and all Class A common stock shall become common stock of the Corporation without further designation and all provisions herein relating separately to Class B common stock shall have no further force and effect.

         1.1.8  Class B Common Stock.

                  1.1.8.1 Election of Directors. Subject to paragraph 6.a.(1) above, at all shareholders' meetings for the election of directors, the holders of Class B common stock, voting separately as a class, shall be entitled to elect one director more than the holders of Class A common stock voting separately as a class of the directors.

                  1.1.8.2 Non-cumulative Voting. Voting for directors by the holders of Class B common stock shall be on a non-cumulative basis.

                  1.1.8.3 Optional Conversion. The holder of any Class B common shares may at his option convert any such shares into an equal number of fully paid and non-assessable shares of Class A common stock.

         1.1.9 Voting Rights. Except as otherwise provided in Sections 1.1.7.1 and 1.1.8.1, in the certificate of incorporation or by law, every stockholder shall have the right at every meeting of stockholders to one vote for every share standing in the name of such stockholder on the books of the Company which is entitled to vote at such meeting. Every stockholder may vote either in person or by proxy.


                                   ARTICLE II

                                   DIRECTORS


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2.1  Number  and Term.  The  board of  directors  shall  have  authority  to (i)
determine the number of directors to constitute the board and (ii) fix the terms of office of the directors.

2.2  Meetings.

         2.2.1 Place. Meetings of the board of directors shall be held at such place as may be designated by the board or in the notice of the meeting.

         2.2.2 Regular Meetings. Regular meetings of the board of directors shall be held at such times as the board may designate. Notice of regular meetings need not be given.

         2.2.3 Special Meetings. Special meetings of the board may be called by direction of the president or any two members of the board on three days' notice to each director, either personally or by mail, telegram or facsimile transmission.

         2.2.4 Quorum. A majority of all the directors in office shall constitute a quorum for the transaction of business at any meeting.

         2.2.5 Voting. Except as otherwise provided herein, in the certificate of incorporation or by law, the vote of a majority of the directors present at any meeting at which a quorum is present shall constitute the act of the board of directors.

         2.2.6 Committees. The board of directors may, by resolution adopted by a majority of the whole board, designate one or more committees, each committee to consist of one or more directors and such alternate members (also directors) as may be designated by the board. Unless otherwise provided herein, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member. Except as otherwise provided herein, in the certificate of incorporation or by law, any such committee shall have and may exercise the powers of the full board of directors to the extent provided in the resolution of the board directing the committee.

                                  ARTICLE III

                                    OFFICERS


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3.1  Election.   At  its  first  meeting  after  each  annual   meeting  of  the
stockholders, the board of directors shall elect a president, treasurer, secretary and such other officers as it deems advisable.

3.2 Authority, Duties and Compensation. The officers shall have such authority, perform such duties and serve for such compensation as may be determined by resolution of the board of directors. Except as otherwise provided by board resolution, (i) the president shall be the chief executive officer of the Company, shall have general supervision over the business and operations of the Company, may perform any act and execute any instrument for the conduct of such business and operations and shall preside at all meetings of the board and stockholders, (ii) the other officers shall have the duties customarily related to their respective offices, and (iii) any vice president, or vice presidents in the order determined by the board, shall in the absence of the president have the authority and perform the duties of the president.

                                   ARTICLE IV

                                INDEMNIFICATION


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4.1 Right to Indemnification.  The Company shall indemnify any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that such person is or was a director or officer of the Company or a constituent corporation absorbed in a consolidation or merger, or is or was serving at the request of the Company or a constituent corporation absorbed in a consolidation or merger, as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or is or was a director or officer of the Company serving at its request as an administrator, trustee or other fiduciary of one or more of the employee benefit plans of the Company or other enterprise, against expenses (including attorneys' fees), liability and loss actually and reasonably incurred or suffered by such person in connection with such proceeding, whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in the right of the Company, except to the extent that such indemnification is prohibited by applicable law.

4.2 Advance of Expenses. Expenses incurred by a director or officer of the Company in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding subject to the provisions of any applicable statute.

4.3 Procedure for Determining Permissibility. To determine whether any indemnification or advance of expenses under this Article IV is permissible, the board of directors by a majority vote of a quorum consisting of directors not parties to such proceeding may, and on request of any person seeking indemnification or advance of expenses shall be required to, determine in each case whether the applicable standards in any applicable statute have been met, or such determination shall be made by independent legal counsel if such quorum is not obtainable, or, even if obtainable, a majority vote of a quorum of disinterested directors so directs, provided that, if there has been a change in control of the Company between the time of the action or failure to act giving rise to the claim for indemnification or advance of expenses and the time such claim is made, at the option of the person seeking indemnification or advance of expenses, the permissibility of indemnification or advance of expenses shall be determined by independent legal counsel. The reasonable expenses of any director or officer in prosecuting a successful claim for indemnification, and the fees and expenses of any special legal counsel engaged to determine permissibility of indemnification or advance of expenses, shall be borne by the Company.

4.4 Contractual Obligation. The obligations of the Company to indemnify a director or officer under this Article IV, including the duty to advance expenses, shall be considered a contract between the Company and such director or officer, and no modification or repeal of any provision of this Article IV shall affect, to the detriment of the director or officer, such obligations of the Company in connection with a claim based on any act or failure to act occurring before such modification or repeal.

4.5 Indemnification Not Exclusive; Inuring of Benefit. The indemnification and advance of expenses provided by this Article IV shall not be deemed exclusive of any other right to which one indemnified may be entitled under any statute, provision of the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, executors and administrators of any such person.

4.6 Insurance and Other Indemnification. The board of directors shall have the power to (i) authorize the Company to purchase and maintain, at the Company's expense, insurance on behalf of the Company and on behalf of others to the extent that power to do so has not been prohibited by statute,
(ii) create any fund of any nature,  whether or not under the control of a
trustee, or otherwise secure   any  of  its   indemnification   obligations, and
(iii)  give  other indemnification to the extent permitted by statute.

                                   ARTICLE V

                         TRANSFER OF SHARE CERTIFICATES

         Transfers of share certificates and the shares represented thereby shall be made on the books of the Company only by the registered holder or by duly authorized attorney. Transfers shall be made only on surrender of the share certificate or certificates.

                                   ARTICLE VI

                                   AMENDMENTS

         These bylaws may be amended or repealed at any regular or special meeting of the board of directors by vote of a majority of all directors in office or at any annual or special meeting of stockholders by vote of holders of a majority of the outstanding stock entitled to vote. Notice of any such annual or special meeting of stockholders shall set forth the proposed change or a summary thereof.

JTH Tax, Inc.
June 19, 1998
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